Exhibit 99.1

ITEX repurchases 500,000 shares of common stock

Bellevue, WA – June 26, 2006 – ITEX Corporation (OTCBB: ITEX), The Cashless MarketplaceSM, a leading marketplace for cashless business transactions in North America, today announced a  repurchase of 500,000 shares of its common stock.

On June 23, 2006, the Company repurchased 500,000 shares from a stockholder for $0.55 cents per share, or $275,000.  The shares were immediately cancelled, reducing the overall common stock share count to 17,906,132 on a fully diluted basis.

About ITEX

ITEX, The Cashless MarketplaceSM, is a leading marketplace for cashless business transactions in North America.  ITEX processes more than $250 million a year in transactions through 22,000 member businesses managed by 95 franchisees and licensees.  Member businesses increase sales through an exclusive distribution channel by utilizing the ITEX Dollar to exchange goods and services.  ITEX is powered by ITEX Payment Systems, the leading payment technology platform for processing cashless business transactions.  ITEX is headquartered in Bellevue, Washington.

Contact:
Alan Zimmelman
ITEX Corporation
425.463.4017
alan@itex.com

For more information, please visit www.itex.com